Exhibit 99.1
FOR IMMEDIATE RELEASE
AMB PROPERTY CORPORATION® ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 RESULTS
13.5% year-over-year FFO per share growth, driven by development business, strong operations and growth of assets under management
SAN FRANCISCO, January 23, 2007 — AMB Property Corporation® (NYSE:AMB), a leading global developer and owner of industrial real estate, today reported results for the fourth quarter and full year 2006.
Funds from operations per fully diluted share and unit (“FFOPS”) was $1.01 for the fourth quarter of 2006, as compared to $1.15 for the same quarter in 2005. FFOPS for the full year ended December 31, 2006 increased 13.5% to $3.12, a record for the company, from $2.75 for 2005. The quarter and full year results were near the top end of the company’s previous guidance. FFOPS in the fourth quarter included better than expected results from core operations and higher incentive fees, partially offset by $0.05 of charges related to executive departures that were not included in the company’s previous guidance. Excluding the $0.05 charge, FFOPS for the fourth quarter of 2006 would have been $1.06.
Net income available to common stockholders per fully diluted share (“EPS”) was $0.91 for the fourth quarter of 2006, as compared to $1.56 for the same quarter in 2005. EPS for the full year ended December 31, 2006 was $2.30, as compared to $2.85 for 2005. The decreases for the quarter and full year were due primarily to lower levels of gains on dispositions of operating properties.
Operating Results
AMB’s operating portfolio occupancy was 96.1% at December 31, 2006. Cash-basis same store net operating income (“SSNOI”) in the fourth quarter of 2006 increased 1.3% over the same period in 2005, driven primarily by occupancy gains and rising rents, partially offset by lower lease termination fees. Excluding lease termination fees, SSNOI during the quarter increased 3.0%. For the full year 2006, SSNOI increased 2.6%. Excluding lease termination fees, SSNOI for the full year 2006 increased 3.2%. In the fourth quarter, rents on lease renewals and rollovers in AMB’s operating portfolio increased 4.1%, as compared to an increase in the prior quarter and a decline in the fourth quarter of 2005.
Hamid R. Moghadam, AMB chairman and CEO, said, “By every measure, 2006 was a great year for AMB, with strong financial results driven by gains from our global development business, a significant level of acquisitions and the continued strength of our operating platform. Real estate fundamentals in our target markets continue to improve. Customer demand for well-located distribution space has been steady, resulting in higher occupancies and appreciable growth in rental rates, especially in our U.S. coastal markets. With these favorable market conditions and strong momentum in our development business, we are well poised for continued growth, expanding market share with target customers and contributions of high-quality and well-leased assets to our private capital vehicles.”

Investment Activity
New development and renovation starts in the quarter totaled approximately 2.7 million square feet in 11 projects in North America, Europe and Asia, with an estimated total investment of $309.7 million. At year end, AMB’s industrial development and renovation pipeline consisted of 45 projects totaling approximately 13.7 million square feet globally with an estimated total investment of $1.3 billion.
The company’s development business includes contributions of stabilized properties to affiliated private capital funds or sale of projects to third parties. During the fourth quarter, AMB contributed two properties totaling 1.2 million square feet to its AMB Japan Fund I: AMB Amagasaki Distribution Center 1, a 965,155 square foot, multi-story distribution facility in Osaka, and AMB Kashiwa Distribution Center, a 221,160 square foot, build-to-suit facility in Tokyo. AMB also contributed during the quarter a 262,770 square foot distribution facility in Mexico City, to its AMB—SGP Mexico Fund, and three industrial properties in Chicago, Miami and New Jersey, comprising approximately
554,280 square feet, to its AMB Institutional Alliance Fund III.
Also during the quarter, the company contributed a land parcel to its newly formed AMB DFS Fund I, the previously announced joint venture with GE Real Estate. AMB also sold two development properties and several land parcels to third parties.
During the quarter, AMB acquired 3.9 million square feet of industrial distribution space in 37 buildings at a total acquisition cost of approximately $318.5 million. Acquisitions for the full year 2006 totaled approximately 9.8 million square feet of industrial space in 106 buildings, at a total acquisition cost of approximately $834.2 million, further expanding the company’s presence in several target markets in North America and Europe.
“During the year, we made significant progress building out our global platform, with record capital deployment that topped $1.7 billion of acquisitions and development starts, up from $1.1 billion in 2005. At quarter end, our pipeline of committed developments reached a record level and, importantly, our land bank can support an estimated 30.5 million square feet of future growth,” noted Mr. Moghadam.
In the fourth quarter, AMB sold 60 operating buildings that in the aggregate comprised approximately 5.5 million square feet and represented approximately $275.9 million in gross disposition proceeds. With these sales, the company disposed of assets that no longer fit its strategy and exited the three non-core markets of Charlotte, Cincinnati and Memphis. Opportunistic sales for the full year of 2006 totaled
6.4 million square feet and resulted in approximately $335.1 million in gross disposition proceeds.
Additions and Promotions of Company Officers
Announced previously, Thomas Olinger has been named the company’s chief financial officer, effective March 1, 2007, replacing Michael Coke whose decision to retire was also announced previously. Mr. Coke will continue to serve as executive vice president during a transition period, which is expected to be completed by the company’s second quarter 2007 earnings announcement. Also announced previously, Nina Tran, senior vice president, finance, has been appointed as chief accounting officer, replacing Mr. Coke in this role.

The company announced that four officers have joined AMB: Gregory Everson joined the San Francisco office as vice president, information systems; Charles Fiveash joined the East Region in North America as vice president, leasing and marketing director; Jeroen Smit joined the Europe team as vice president, asset operations; and Anton van Vlerken joined the Europe team as vice president, general manager, Benelux.
The company announced the following officer promotions during the quarter: Michael Evans has been promoted to senior vice president, managing director, Japan; Steve Lueck and Mark Saturno have been promoted to senior vice president; and Tim Arndt, Katie Barrios, Jeff Bray, Jessica Duran, Bo Farkas, Bill Griffiths, Jeff Hough, Nick Kittredge, Clarinda Low, Susan Pi, Matt Sargent, Paula Solari, Daisuke Uemura, Greg Wilson and Alex Wong have been promoted to vice president.
Commenting on these additions and promotions, Mr. Moghadam said, “As our global business grows, our ability to attract and retain industry leading professionals is an important cornerstone of our success. We are delighted to both welcome and congratulate these officers, all of whom bring to our organization a significant amount of experience in their respective areas of expertise.”
Supplemental Earnings Measure
AMB reports FFOPS and unit in accordance with the standards established by the National Association of Real Estate Investment Trusts. Included in the footnotes to the company’s attached financial statements is a discussion of why management believes FFOPS is a useful supplemental measure of operating performance, ways in which investors might use FFOPS when assessing the company’s financial performance and FFOPS’s limitations as a measurement tool. Reconciliation from net income to funds from operations is provided in the attached tables and published in AMB’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.
The company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the company considers same store net operating income (SSNOI) to be a useful supplemental measure of its operating performance. Properties that are considered part of the same store pool include all properties that were owned as of the end of both the current and prior year reporting periods and exclude development properties for both the current and prior reporting periods. The same store pool is set annually and excludes properties purchased and developments stabilized after December 31, 2004. In deriving SSNOI, the company defines NOI as rental revenues (as calculated in accordance with GAAP), including reimbursements, less straight-line rents, property operating expenses and real estate taxes. The company excludes straight-line rents in calculating SSNOI because the company believes it provides a better measure of actual cash basis rental growth for a year-over-year comparison. In addition, the company believes that SSNOI helps the investing public compare the company’s operating performance with that of other companies. While SSNOI is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating AMB’s liquidity or operating performance. SSNOI also does not reflect general and administrative expenses, interest expenses, depreciation and amortization costs, capital expenditures and leasing costs, or trends in development and construction activities that could materially impact its results from operations. Further, the company’s computation of SSNOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating SSNOI. Reconciliation from net income to SSNOI is published in the company’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.

Conference Call and Supplemental Information
The company will host a conference call to discuss the quarterly and full year results on Wednesday, January 24, 2007 at 1:00 PM EST. Stockholders and interested parties may listen to a live broadcast of the conference call by dialing 877 447 8218 (from the U.S. and Canada) or +1 706 643 7823 (from all other countries) and using reservation code 5473519. A webcast can be accessed through a link titled “Q4 2006 Earnings Conference Call” located on the home page of the company’s website at www.amb.com.
If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 3:00 PM EST on Wednesday, January 24, 2007 until 8:00 PM EST on Thursday, February 22, 2007. The telephone replay can be accessed by dialing 800 642 1687 (from the U.S. and Canada) or
+1 706 645 9291 (from all other countries) and using reservation code 5473519. The webcast replay can be accessed through the link on the company’s website at www.amb.com.
AMB Property Corporation.® Local partner to global trade.™
AMB Property Corporation® is a leading global developer and owner of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of December 31, 2006, AMB owned, or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 124.7 million square feet (11.6 million square meters) and 1,088 buildings in 39 markets within 12 countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution® facilities—industrial properties built for speed and located near airports, seaports and ground transportation systems.
AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at +1 415 394 9000.
Some of the information included in this report contains forward-looking statements, such as those related to development and renovation projects (including stabilization, delivery and contribution dates, square feet at stabilization or completion, land bank and total investment amounts), use of private capital funds for planned investment activity, future business plans (such as the building of our global platform and            property divestitures and financings), improvement in real estate fundamentals, growth capacity of our land bank, the commencement of Mr. Olinger’s employment with us, the length of Mr. Coke’s transition period, and Mr. Olinger’s and Ms. Tran’s future job responsibilities and performance, which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults on or non-renewal of leases by tenants, increased interest rates and operating costs, our failure to obtain necessary outside financing, re-financing risks, difficulties in identifying properties to acquire and in effecting acquisitions, our failure to successfully integrate acquired properties and operations, our failure to divest properties we have contracted to sell or to timely reinvest proceeds from any divestitures, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities), our failure to qualify and maintain our status as a real estate investment trust, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in general economic conditions or in the real estate sector, changes in real estate and zoning laws, a downturn in the U.S., California or global economy, risks related to doing business internationally, losses in excess of our insurance coverage, unknown liabilities acquired in connection with acquired properties or otherwise and increases in real property tax rates. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and certain other matters discussed under the heading “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2005 and in our quarterly report on Form 10-Q for the quarter e nded June 30, 2006.
AMB CONTACTS

Margan S. Mitchell
Vice President, Corporate Communications
Direct	+1 415 733 9477
Fax	+1 415 477 2177
Email	mmitchell@amb.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)
Note: Effective October 1, 2006, the Company deconsolidated AMB Institutional Alliance Fund III on a prospective basis.
See note 1 for pro forma information.

	As of
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005(1)
Assets
Investments in real estate:
Total investments in properties	$6,575,733	$7,553,031	$7,376,322	$6,913,524	$6,798,294
Accumulated depreciation	(789,693)	(821,545)	(774,528)	(736,760)	(697,388)

Net investments in properties (1)	5,786,040	6,731,486	6,601,794	6,176,764	6,100,906
Investments in unconsolidated joint ventures	274,381	116,856	123,107	118,472	118,653
Properties held for contribution, net	154,036	184,365	71,981	266,311	32,755
Properties held for divestiture, net	20,916	63,402	46,857	31,201	17,936

Net investments in real estate	6,235,373	7,096,109	6,843,739	6,592,748	6,270,250
Cash and cash equivalents	195,878	184,230	231,912	168,007	267,233
Mortgages and loans receivable	18,747	18,782	18,816	21,589	21,621
Accounts receivable, net	133,998	143,594	127,528	148,907	178,682
Other assets	129,516	135,646	114,371	112,312	64,953

Total assets (1)	$6,713,512	$7,578,361	$7,336,366	$7,043,563	$6,802,739

Liabilities and stockholders’ equity
Secured debt	$1,395,354	$1,874,887	$1,829,968	$1,917,805	$1,912,526
Unsecured senior debt	1,101,874	1,226,561	1,051,249	950,937	975,000
Unsecured credit facilities	852,033	801,656	904,452	734,110	490,072
Other debt	88,154	79,894	88,217	63,543	23,963
Accounts payable and other liabilities	271,880	297,358	254,223	249,149	263,744

Total liabilities (1)	3,709,295	4,280,356	4,128,109	3,915,544	3,665,305
Minority interests:
Joint venture partners	555,201	977,452	950,209	899,658	853,643
Preferred unitholders	180,298	180,298	190,198	200,986	278,378
Limited partnership unitholders	102,061	79,733	89,705	87,973	89,114

Total minority interests	837,560	1,237,483	1,230,112	1,188,617	1,221,135
Stockholders’ equity:
Common equity	1,943,240	1,836,928	1,802,814	1,764,071	1,740,751
Preferred equity	223,417	223,594	175,331	175,331	175,548

Total stockholders’ equity	2,166,657	2,060,522	1,978,145	1,939,402	1,916,299

Total liabilities and stockholders’ equity	$6,713,512	$7,578,361	$7,336,366	$7,043,563	$6,802,739

(1)	Pro forma balances as of December 31, 2005 for net investments in properties, total assets, and total liabilities would have been $5,343,030, $6,044,863, and $3,213,626, respectively, if AMB Institutional Alliance Fund III had been deconsolidated as of December 31, 2005.

CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except share data)
Note: Effective October 1, 2006, the Company deconsolidated AMB Institutional Alliance Fund III on a prospective basis.
See notes 1 and 3 for pro forma information.

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues
Rental revenues (1)	$162,103	$165,191	$683,794	$616,933
Private capital income (2)	28,563	31,422	46,102	43,942

Total revenues	190,666	196,613	729,896	660,875

Costs and expenses
Property operating costs (3)	(42,669)	(42,285)	(175,824)	(158,929)
Depreciation and amortization	(42,657)	(42,683)	(177,824)	(161,732)
Impairment losses	(918)	—	(6,312)	—
General and administrative (4)	(30,431)	(18,968)	(104,069)	(71,564)
Other expenses (5)	(1,486)	(1,375)	(2,620)	(5,038)
Fund costs	(503)	(409)	(2,091)	(1,482)

Total costs and expenses	(118,664)	(105,720)	(468,740)	(398,745)

Other income and expenses
Equity in earnings of unconsolidated joint ventures (6)	10,635	811	23,240	10,770
Other income (5)	1,785	3,188	9,423	5,593
Gains from dispositions of real estate, net	—	176	—	19,099
Development profits, net of taxes	36,500	34,489	106,389	54,811
Interest expense, including amortization	(37,218)	(37,963)	(165,230)	(147,317)

Total other income and expenses	11,702	701	(26,178)	(57,044)

Income from operations before minority interests	83,704	91,594	234,978	205,086

Minority interests’ share of income:
Joint venture partners’ share of income	(7,696)	(9,396)	(37,975)	(36,401)
Joint venture partners’ and limited partnership unitholders’ share of development profits	(2,843)	(3,366)	(5,613)	(13,492)
Preferred unitholders	(3,646)	(5,369)	(16,462)	(21,473)
Limited partnership unitholders	(1,587)	(1,974)	(2,805)	(3,411)

Total minority interests’ share of income	(15,772)	(20,105)	(62,855)	(74,777)

Income from continuing operations	67,932	71,489	172,123	130,309

Discontinued operations:
Income attributable to discontinued operations, net of minority interests	1,511	3,877	9,314	13,945
Gain from disposition of real estate, net of minority interests	18,312	65,817	42,635	113,553

Total discontinued operations	19,823	69,694	51,949	127,498

Net income	87,755	141,183	224,072	257,807
Preferred stock dividends	(3,951)	(2,039)	(13,582)	(7,388)
Preferred unit redemption discount/(issuance costs)	(66)	—	(1,070)	—

Net income available to common stockholders	$83,738	$139,144	$209,420	$250,419

Net income per common share (diluted)	$0.91	$1.56	$2.30	$2.85

Weighted average common shares (diluted)	92,251,667	88,981,657	91,106,893	87,873,399

(1)	Pro forma rental revenues for the years ended December 31, 2006 and 2005 would have been $627,099 and $562,812, respectively, if AMB Institutional Alliance Fund III had been deconsolidated as of January 1, 2005.

(2)	Includes incentive distributions of $20.4 million and $26.4 million, for the quarters ended December 31, 2006 and 2005, respectively, and $22.5 million and $26.4 million for the years ended December 31, 2006 and 2005, respectively.

(3)	Pro forma property operating costs for the years ended December 31, 2006 and 2005 would have been $162,549 and $145,671, respectively, if AMB Institutional Alliance Fund III had been deconsolidated as of January 1, 2005.

(4)	Includes $5.1 million and $7.5 million, of charges for executive level turnover for the quarter and year ended December 31, 2006, respectively.

(5)	Includes changes in liabilities and assets associated with the Company’s deferred compensation plan.

(6)	Includes gains on sale of operating properties of $7.5 million and $0.5 million, for the quarters ended December 31, 2006 and 2005, respectively, and $15.8 million and $5.6 million, for the years ended December 31, 2006 and 2005, respectively.

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS (1)
(dollars in thousands, except share data)
Note: Effective October 1, 2006, the Company deconsolidated AMB Institutional Alliance Fund III on a prospective basis.

	For the Quarters Ended		For the Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$87,755	$141,183	$224,072	$257,807
Gains from disposition of real estate, net of minority interests	(18,312)	(65,993)	(42,635)	(132,652)
Depreciation and amortization:
Total depreciation and amortization	42,657	42,683	177,824	161,732
Discontinued operations’ depreciation	890	3,859	2,153	18,572
Non-real estate depreciation	(1,477)	(949)	(4,546)	(3,388)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (Net income)	7,696	9,396	37,975	36,401
Limited partnership unitholders’ minority interests (Net income)	1,587	1,974	2,805	3,411
Limited partnership unitholders’ minority interests (Development profits)	1,653	1,704	4,948	2,262
Discontinued operations’ minority interests (Net income)	239	1,744	31	8,769
FFO attributable to minority interests	(16,207)	(27,641)	(82,861)	(100,275)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(10,635)	(811)	(23,240)	(10,770)
AMB’s share of FFO	6,703	2,633	16,038	14,441
AMB’s share of development profits, net	—	—	—	5,441
Preferred stock dividends	(3,951)	(2,039)	(13,582)	(7,388)
Preferred unit redemption discount (issuance costs)	(66)	—	(1,070)	—

Funds from operations	$98,532	$107,743	$297,912	$254,363

FFO per common share and unit (diluted)	$1.01	$1.15	$3.12	$2.75

Weighted average common shares and units (diluted)	97,087,889	93,422,964	95,444,072	92,508,725

(1)	Funds From Operations (“FFO”) and Funds from Operations per Share and Unit (“FFOPS”). The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, and funds from operations per fully diluted share and unit, or FFOPS, as defined by NAREIT, to be useful supplemental measures of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. FFOPS is FFO per share of fully diluted Company common stock and partnership unit. Further, the Company does not adjust FFO or FFOPS to eliminate the effects of non-recurring charges. The Company believes that FFO and FFOPS, as defined by NAREIT, are meaningful supplemental measures of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO and FFOPS as supplemental measures of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO and FFOPS, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO and FFOPS to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO and FFOPS can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO and FFOPS are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flow from operations or net income as defined by GAAP and should not be considered as alternatives to those measures in evaluating the Company’s liquidity or operating performance. FFO and FFOPS also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor are FFO or FFOPS necessarily indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and FFOPS may not be comparable to FFO or FFOPS reported by other real estate investment trusts that do not define the terms in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.